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                                                                       EXHIBIT 4


                            FAIRNESS OPINION LETTER


                     [CIBC WORLD MARKETS CORP. LETTERHEAD]


                                 July 30, 1999

Personal and Confidential

The Board of Directors
SIBIA Neurosciences, Inc.
505 Coast Boulevard South, Suite 300
La Jolla, CA 92037

Gentlemen:

     You have asked CIBC World Markets Corp. ("CIBC") to render a written opinion ("Fairness Opinion") to the Board of Directors (the "Board") of SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") as to the fairness to the shareholders of the common stock of the Company, from a financial point of view, of the consideration to be received pursuant to the Agreement and Plan of Merger (the "Merger Agreement") of even date herewith by and among Merck & Co., Inc. ("Merck"), MC Subsidiary Corp. ("MCS"), a wholly owned subsidiary of Merck, and SIBIA. The Merger Agreement provides for, among other things, a transaction whereby MCS will commence a tender offer to purchase all of the outstanding common stock of SIBIA (the "Acquisition"). The purchase price shall be $8.50 per share in cash for all of the outstanding shares of common stock and common stock issuable upon the conversion of the Series B convertible preferred stock or issued upon the exercise of outstanding options (the "Consideration").

     In arriving at our Fairness Opinion, we:

          (a) reviewed the Merger Agreement;

          (b) reviewed the Shareholders Agreement;

          (c) reviewed the Stock Option Agreement;

          (d) reviewed SIBIA's annual reports to stockholders and its annual report on Form 10-K for the fiscal years ended December 31, 1996, 1997, and 1998;

          (e) reviewed SIBIA's quarterly report on Form 10-Q for the three months ended March 31, 1998 and 1999;

          (f) reviewed preliminary estimated statement of operations data for the three months ended June 30, 1999 and financial projections of SIBIA prepared by the Company's management;

          (g) reviewed the historical market prices and trading volume for the Company's common stock;

          (h) held discussions with senior management of SIBIA with respect to the business and prospects for future growth of the Company;

          (i) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to SIBIA;
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The Board of Directors
SIBIA Neurosciences, Inc.
July 30, 1999

          (j) performed discounted cash flow analyses of SIBIA using certain assumptions of future performance provided to us by the management of the Company;

          (k) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Acquisition; and

          (l) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the Company and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of SIBIA provided to us, we assumed at the direction of the Company's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of SIBIA's management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of SIBIA or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of SIBIA following the Acquisition. Our Fairness Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Fairness Opinion, we do not have any obligation to update, revise or reaffirm the Fairness Opinion. We have not been requested to, and do not express any opinion relating to the terms of the Shareholders Agreement pursuant to which such holders have made certain agreements with respect to the shares of SIBIA common stock held by them.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We acted as financial advisor to SIBIA in connection with the Acquisition and to the Board in rendering this Fairness Opinion and will receive a fee for our services. In the ordinary course of its business, CIBC and its affiliates may actively trade securities of SIBIA for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of shares of SIBIA common stock (other than Merck, MCS and any affiliates thereof) pursuant to the Merger Agreement is fair to such holders from a financial point of view. This Fairness Opinion is for the use of the Board. Neither this Fairness Opinion nor the services provided by CIBC in connection herewith may be publicly disclosed or referred to in any manner by SIBIA without the prior written approval by CIBC. CIBC consents to the inclusion of this Fairness Opinion in its entirety and any reference to this Fairness Opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be.

                                          Very Truly Yours,

                                          /s/ CIBC World Markets Corp.

                                          CIBC World Markets Corp.